THOMPSON  BRUSSELS  CINCINNATI  CLEVELAND   COLUMBUS   DAYTON   WASHINGTON, D.C.
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 HINE
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April 23, 2002


The Camelot Funds
1346 South Third Street
Louisville, Kentucky 40208


Ladies and Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of the Post-Effective Amendment No. 29 to the Registration Statement (the "Registration Statement"), for the Camelot Funds (the "Trust").

     We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

     Insofar as the opinions contained herein involve matters of the laws of the Commonwealth of Kentucky, they are based solely on the opinion of Ogden Newell & Welch PLLC, a copy of which is attached hereto.

     Based on the foregoing, we are of the opinion that after Post-Effective Amendment No. 29 is effective for purposes of applicable federal and state securities laws, the shares of The Fairmont Fund, if issued in accordance with the Prospectus and Statement of Additional Information of the Trust, will be legally issued, fully paid and non-assessable.

     We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 29 to the Registration Statement.

                                     Very truly yours,

                                     /s/ Thompson Hine

                                     Thompson Hine LLP